EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2003, except for the Explanatory Note—“Reclassifications—Discontinued Operations” and “Reclassifications—Revised Segments” which is as of July 18, 2003, relating to the financial statements, which appears in Dynegy Inc.’s 2002 Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated April 9, 2003, except for the Explanatory Note—“Reclassifications—Discontinued Operations” and “Reclassifications—Revised Segments” which is as of July 18, 2003, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 16, 2004